FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)
Joseph L. Damasio, Jr., Controller

Pressure BioSciences, Inc. Announces Continued Strong Financial
Performance for the Third Quarter and Year-to-Date 2010

South Easton, MA, November 16, 2010 — Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced continued strong financial performance for the three and nine month periods ended September 30, 2010, compared to the same periods in 2009.  The Company also provided a brief business update.

Total revenue for the third quarter of 2010 was $372,103 compared to $317,427 for the comparable period in 2009, a 17% increase.  Revenue from the sale of pressure cycling technology (PCT) products and services was $194,730 for the three months ended September 30, 2010 compared to $204,584 for the same period in 2009.  During the third quarter of 2010, the Company completed the installation of fifteen (15) Barocycler instruments, compared to twenty (20) during the same period of 2009.  Fourteen of the fifteen instruments were domestic installations and one was an international sale, compared to nineteen domestic installations and one international sale for the same quarter in 2009.  Sales of PCT-based consumables generated revenue of approximately $22,000 for the three months ended September 30, 2010 compared to approximately $18,000 for the same period in 2009, an increase of approximately 22%.

Operating loss for Q3 2010 was $842,587 compared to $754,180 for the same period in 2009.  After the exclusion of non-cash charges, operating cash burn for the third quarter of 2010 was approximately $711,000, compared to approximately $597,000 for the third quarter of 2009, an increase of about 19%.

Total revenue for the nine months ended September 30, 2010 was $1,065,020 compared to $894,570 for the same period in 2009, a 19% increase.  Revenue from the sale of PCT products and services was $667,262 for the nine months ended September 30, 2010 compared to $585,928 for the same period in 2009, a 14% increase.  During the first nine months of 2010, the Company installed thirty-seven Barocycler instruments, as compared to forty-two during the same period of 2009.  Thirty-six of the thirty-seven instruments were domestic installations and one was an international sale, compared to thirty-five domestic installations and seven international sales for the same nine-month period in 2009.  Sales of PCT-based consumables generated revenue of $81,096 for the nine months ended September 30, 2010 compared to $58,816 for the same period in 2009, a 38% increase.

Operating loss for the nine months ended September 30, 2010 was $2,551,685 compared to $2,419,424 for the same period in 2009. After the exclusion of non-cash charges, operating cash burn for the nine months ended September 30, 2010 was approximately $2,156,000, compared to approximately $1,914,000 for the same period in 2009, a 13% increase.

Loss per common share – basic and diluted – was $0.26 for the third quarter of 2010 compared to $0.35 for the third quarter of 2009.  Loss per common share – basic and diluted – was $1.01 for the nine months ended September 30, 2010 compared to $1.07 for the same nine-month period of 2009.  The loss per common share for the nine months ended September 30, 2010 and 2009 included an income tax benefit of $244,479 and $623,262 respectively.

Joseph L. Damasio, Jr., Corporate Controller, commented: “Operating cash usage for the three and nine month periods ended September 30, 2010 was approximately 19% and 13% higher than for the same periods in 2009, respectively.  These added costs reflect investments made in inventory, marketing, sales, and PCT applications development to support our goal of increasing both PCT System and consumables sales.  Importantly, some of these application development costs are being returned to us through a $244,000 “Therapeutic Discovery Grant” award from the U.S. government, as recently reported.”

R. Wayne Fritzsche, Chairman of the Board of Directors, said: “In addition to our continued strong financial performance, the Company reported other important achievements during the third quarter of 2010, including:

•	Initial equity research coverage by two independent investment research firms: Zacks Investment Research and TriPoint Global Research.

•
A collaboration with the Lawrence Berkeley National Laboratory (LBNL) to study microbes in oil spills.  In August 2010, LBNL scientists reported on the discovery of a new type of oil-eating bacteria and the potential for natural microbial clean-up of oil spills.   LBNL scientists use the PCT System as their sample preparation method of choice.

•	A front page story on the benefits of PCT in Genetic Engineering and Biotechnology News (GEN), the most widely read biotechnology publication in the world.

•
A special supplement of Expert Review of Proteomics focused entirely on the May 21st symposium at Harvard Medical School on Applications of Ultra-high Pressure in Biotechnology.  The symposium, co-hosted by several Harvard groups, included presentations on the advantages of PCT by 14 scientists from prestigious laboratories in North America.

•	The addition of two distinguished members to our Board of Directors, Mr. Alan Goldberg and Mr. Greg Freitag.”

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: “We continue to leverage the majority of internal efforts on driving the installed based of PCT Systems and increasing consumables usage. Our focus remains in the area of sample preparation for mass spectrometry and forensics, where we have had the most success in closing accounts over the past year, where we believe the advantages of PCT are clear, and where we believe the benefits of PCT exceed those of competitive methods.”

Mr. Schumacher concluded: “Discussions with possible strategic partners on co-marketing and co-development deals are on-going; we are optimistic that an agreement will be finalized soon.  We are also continuing to look at all available options related to financing the Company, not just for the short-term, but for the long-term as well.  We are confident that we will successfully close on one of these options in the near future.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a NASDAQ Capital Markets listed publicly traded company focused on the development and sale of instrumentation and consumables based on a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements that additional expenditures for marketing, sales, and PCT applications development in 2010 versus 2009 will help increase both PCT System and consumables usage; that some of these expenditures will be returned to PBI through the “Therapeutic Discovery Grant” Award; that LBNL scientists use the PCT System as their sample preparation method of choice; that PBI has had the most success in closing accounts in the area of mass spectrometry and forensics sample preparation; that the use of the PCT System for the mass spectrometry and forensics sample preparation areas have clear advantages and benefits over other sample preparation methods; that the Company will finalize a co-marketing/co-development agreement soon; and that the Company will close on a financing transaction in the near future. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter and nine months ended September 30, 2010 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer’s needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to improve total revenue, PCT consumables revenue, and the number of PCT Systems installations because potential customers may not believe that the PCT System will provide any significant advantages over other sample preparation systems; that due to unexpected costs or increases in costs, the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; and the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the first quarter of 2011.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Consolidated Statements of Operations
(Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUE:
PCT products, services, other	$194,730	$204,584	$667,262	$585,928
Grant revenue	177,373	112,843	397,758	308,642
Total revenue	372,103	317,427	1,065,020	894,570

COSTS AND EXPENSES:
Cost of PCT products and services	86,285	74,093	300,360	305,156
Research and development	382,054	273,286	980,338	895,556
Selling and marketing	313,412	254,022	890,265	784,902
General and administrative	432,939	470,206	1,445,742	1,328,380
Total operating costs and expenses	1,214,690	1,071,607	3,616,705	3,313,994

Operating loss	(842,587)	(754,180)	(2,551,685)	(2,419,424)

Interest income	438	731	1,560	4,418

Loss before income taxes	(842,149)	(753,449)	(2,550,125)	(2,415,006)
Income tax benefit	244,479	-	244,479	623,262
Net loss	(597,670)	(753,449)	(2,305,646)	(1,791,744)
Accrued and deemed dividends on convertible preferred stock	(95,205)	(22,504)	(408,767)	(546,187)
Net loss applicable to common shareholders	$(692,875)	$(775,953)	$(2,714,413)	$(2,337,931)

Net loss per share attributable to common stockholders - basic and diluted	$(0.26)	$(0.35)	$(1.01)	$(1.07)

Weighted average common stock shares outstanding used in the basic and diluted net loss per share calculation	2,687,853	2,195,283	2,683,706	2,195,283

Consolidated Balance Sheets
(Unaudited)	September 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$948,550	$1,609,778
Restricted cash	20,011	20,012
Short-term investments	248,000	-
Accounts receivable, net of allowances of $26,820 at September
30, 2010 and $8,400 at December 31, 2009	194,370	203,211
Income tax receivable	244,479	-
Inventories	1,132,820	638,350
Deposits	6,472	182,010
Prepaid income taxes	1,442	3,176
Prepaid expenses and other current assets	55,884	86,563
Total current assets	2,852,028	2,743,100
PROPERTY AND EQUIPMENT, NET	223,623	249,465

OTHER ASSETS
Intangible assets, net	194,552	231,026
TOTAL ASSETS	$3,270,203	$3,223,591

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$323,216	$148,087
Accrued employee compensation	195,879	105,824
Accrued professional fees and other	221,625	271,926
Deferred revenue	17,519	8,058
Total current liabilities	758,239	533,895
LONG TERM LIABILITIES
Deferred revenue	10,300	1,609
TOTAL LIABILITIES	768,539	535,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Series A convertible preferred stock, $.01 par value; 313,960 designated shares; 262,135 shares issued and outstanding on September 30, 2010 and 152,213 shares on December 31, 2009 (Liquidation value of $3,014,553)	2,621	1,523
Series B convertible preferred stock, $.01 par value; 279,256 designated shares; 88,711 shares issued and outstanding on September 30, 2010 and 62,039 shares on December 31, 2009 (Liquidation value of $1,667,767)	887	620
Common stock, $.01 par value; 20,000,000 shares authorized; 2,687,853 shares issued and outstanding on September 30, 2010 and 2,328,426 shares issued and outstanding on December 31, 2009	26,879	23,284
Warrants to acquire preferred stock and common stock	1,132,675	1,352,165
Additional paid-in capital	12,022,301	9,297,115
Accumulated deficit	(10,683,699)	(7,986,620)
Total stockholders' equity	2,501,664	2,688,087
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,270,203	$3,223,591